AES LICENSE AND ROYALTY AGREEMENT

This Product License and Royalty Agreement (the "**Agreement**") is between Health Education Corporation DBA NutraNomics a Utah company having its principal place of business at 9314 South 370 West, Sandy, Utah 84070 (the "**Company**"), and Tracy Gibbs an individual having his residence at 2108 West Marblewood Dr, Riverton Utah 84064 ("Owner")

RECITALS

A. Company is engaged in the business of marketing and selling dietary supplement, bulk powders and other health related products.

B. Owner has patented a unique assimilation enhancing compound and modality.

C. Company, and Owner desire to enter into a product license and supply relationship whereby Owner offers to Company a patented product along with various products and product formulations that will be produced by owner and that Company may need from time to time and can market as part of its business.

AGREEMENT

SECTION 1. PRODUCT DEVELOPMENT

1.1 Offer License of Patented AES® Formulations and Products. Owner agrees to offer to Company, Its patented AES formula for use in products produced by various suppliers which Company may choose to purchase (Appendix A) From time to time, as well as certain health and nutritional product formulations (the "Formulations") which the Company may, in accordance with the terms of this Agreement, purchase from Owner and offer for sale to the public.

1.2 No Infringement. Owner covenants and agrees that it will not offer to Company any Formulations that infringe on the rights, use, intellectual property, or ownership interests of other parties. Supplier agrees to indemnify Company from the claims, damages, complaints or suits brought by any part claiming the legal right, use, intellectual property, or ownership of any Formulations or Products that the Company purchases from Supplier.

SECTION 2. LICENSING AND SUPPLY

2.1 Purchase. If Company decides to use the AES or purchase any of the Formulations or Products offered by Owner, it will notify Owner of its intent to do so pursuant to the notification provisions of this Agreement.

2.2 No Minimums. Although Company agrees to use its best efforts to market Formulas it receives from Owner, Company does not guarantee or commit to a minimum number of sales or volume, however the minimum purchase qty for the AES alone as designated by the supplier is 100kg when ordering as a bulk powder.

2.3 Ownership. The Parties agree that the execution of this agreement does not deem ownership of the patented AES formula. Owner will only allow the right to use the AES exclusively as mentioned in Section 1.1 as an ingredient in various products, protein drinks and as a raw material the Company sells and markets, and that the Company will not become a legal owner of the AES Formulation.

2.4 Exclusivity. Company, Owner and Supplier agree that this is an exclusive license of the AES to the Company.

SECTION 3. ROYALTY

3.1 Payment. Pursuant to the terms and conditions of this Agreement, Company shall pay to Owner the Royalty outlined in Schedule "B" of this agreement for the AES license.

SECTION 4. TERM AND TERMINATION

4.1 Term. This Agreement will become effective on the date signed by both Parties and will remain in effect for 1 year ("Initial Term") and is renewable for successive 1 year terms ("Renewal Term") unless terminated as set forth herein.

4.2 Termination. This Agreement may be terminated by either party at the end of the Initial or any Renewal Term by providing notice of intent not to renew at least thirty (30) days prior to the expiration of the then current term. Additionally, (a) the Agreement may be terminated by Owner with or without cause upon 30 days prior notice; and, (b) the Agreement may be terminated by Company in the event of a material breach of the terms of the Agreement by Owner, provided Company gives Owner written notice of any alleged breach and such breach remains uncured for a period of 30 days following receipt of written notice by Company.

SECTION 5. GENERAL

5.1 No Assignment. Company may not assign or delegate any of Company's rights or obligations under this Agreement to any person without the prior written consent of the Owner, which the Owner may withhold in its sole discretion.

5.2 Binding Effect. This Agreement will be binding on the Parties and their respective heirs, personal representatives, successors, and permitted assigns, and will inure to their benefit.

5.3 Amendment. This Agreement may be amended only by a written agreement signed by the party against whom enforcement is sought.

5.4 Notices. All notices or other communications required or permitted by this Agreement:

(a) must be in writing;

(b) must be delivered to the Parties at the addresses set forth below, or any other address that a party may designate by notice to the other party; and

(c) are considered delivered:

(1) upon actual receipt if delivered personally or by fax or an overnight delivery service; and

(2) at the end of the third business day after the date of deposit in the United States mail, postage pre-paid, certified, return receipt requested.

To the Company: 9314 South 370 West Sandy, Utah 84070	To Owner: Tracy K Gibbs 2108 West Marblewood Dr Riverton, Utah 84064
With a copy to:	With a copy to: ____________________ ____________________ ____________________ Fax: ________________

5.5 Waiver. No waiver will be binding on a party unless it is in writing and signed by the party making the waiver. A party's waiver of a breach of a provision of this Agreement will not be a waiver of any other provision or a waiver of a subsequent breach of the same provision.

5.6 Severability. If a provision of this Agreement is determined to be unenforceable in any respect, the enforceability of the provision in any other respect and of the remaining provisions of the Agreement will not be impaired.

5.7 Further Assurances. The parties will sign other documents and take other actions reasonably necessary to further effect and evidence the Agreement.

5.8 No Third-Party Beneficiaries. The parties do not intend to confer any right or remedy on any third party.

5.9 Termination. The termination of this Agreement, regardless of how it occurs, will not relieve a party of obligations that have accrued before the termination.

5.10 Survival. All provisions of this Agreement that would reasonably be expected to survive the termination of the Agreement will do so.

5.11 Attachments. Any exhibits, schedules, and other attachments referenced in this agreement are part of this Agreement.

5.12 Remedies. The Parties will have all remedies available to them at law or in equity. All available remedies are cumulative and may be exercised singularly or concurrently.

5.13 Governing Law. This Agreement is governed by the laws of the State of Utah, without giving effect to any conflict-of-law principle that would result in the laws of any other jurisdiction governing the Agreement.

5.14 Venue. Any action or proceeding arising out of this Agreement will be litigated in courts located in or having jurisdiction for Utah County, Utah. Each party consents and submits to the jurisdiction of any local, state, or federal court located in or having jurisdiction for Utah County, Utah.

5.15 Attorney's Fees. If any mediation, arbitration or litigation is instituted to interpret, enforce, or rescind this Agreement, including but not limited to any proceeding brought under the United States Bankruptcy Code, the prevailing party on a claim will be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing party's reasonable attorney's fees and other fees, costs, and expenses of every kind incurred in connection with the arbitration, the litigation, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.

5.16 Entire Agreement. This Agreement contains the entire understanding of the Parties regarding the subject matter of the Agreement and supersedes all prior and contemporaneous negotiations and agreements, whether written or oral, between the Parties with respect to the subject matter of the Agreement.

5.17 Signatures. This Agreement may be signed in counterparts. A fax transmission of a signature page will be considered an original signature page. At the request of a party, a party will confirm a fax-transmitted signature page by delivering an original signature page to the requesting party.

6.18 Confidentiality and Nondisclosure. As set forth in Appendix A, the Parties shall keep confidential and not disclose certain confidential information.

[signature page to follow]

Dated effective: June 14th 2007

Company:

Ronald Gibbs

By:
Its:

Owner:

Tracy K Gibbs.

By:________________________

Schedule A

All product sold by NutraNomics

Schedule B

Royalty of AES®

Pursuant to and in accordance with the terms and conditions of the June 14th 2007 AES Product License and Royalty Agreement (the "Agreement"), Health Education Corp DBA NutraNomics (the "Company") will pay to Tracy K Gibbs ("Owner") for The patented AES® Delivery System to following schedule

2007 to 2009 one time yearly royalty of $10,000 per year
2010 to 2014 one time yearly royalty of $20,000 per year
2015 to 2017 one time yearly royalty of $50,000 per year
2017 and beyond a yearly royalty of $100,000 per year.

Dated effective: June 14th 2007

Company:

By:
Its:

Owner:

Tracy K Gibbs.

By:


Patent Number

- US 7,235,390 B2 -


UNITED STATES PATENT OFFICE, CIRCA 1880


Date of Issue

June 26, 2007

CERTIFICATE FOR UNITED STATES PATENT

GRANTED TO **TRACY K. GIBBS**, INVENTOR

THE DIRECTOR OF PATENTS AND TRADEMARKS has received an application for a patent for a new and useful invention. The requirements of law have been complied with, and it has been determined that a patent on the invention, known as,

" Nutrient Absorption Enhancing Compositions And Methods "

shall be granted under the laws of the United States of America.

Therefore, this UNITED STATES PATENT grants to the person or persons having title to this patent the right to exclude others from making, using, selling or importing the invention throughout the United States of America for the term of seventeen years, or twenty years if filed on or after June 8, 1995, from the filing date of this patent, subject to the payment of maintenance fees as provided by law.


PATENT AND TRADEMARK OFFICE
UNITED STATES OF AMERICA

Ries B. Hansen

Attesting Officer